Exhibit 99.1

Verde Bio Holdings, Inc. Announces Bolt-on Acquisition in the Utica Shale of Eastern Ohio

Press Release | 11/16/2021

FRISCO, TEXAS, Nov. 16, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Verde Bio Holdings, Inc. (OTCQB: VBHI), (www.verdebh.com), a growing oil and gas Company, today announced that it continues to execute on its business plans of acquiring a portfolio of revenue producing properties by agreeing to the purchase of mineral and royalty interests held by a private seller for a purchase price of $175,000 in cash, subject to price adjustments pending due diligence.

The interests to be acquired are located in Belmont County, Ohio, and are operated by Ascent Resources, which holds more than 335,000 net leasehold acres in the region, and has established itself as the premier operator in the southern Utica Shale. Ascent currently has four rigs running in the area and has recently filed an intent to drill another well on the interest being acquired. The bolt-on interests currently produce combined revenue of approximately $3,000 per month and Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after November 1, 2021.The acquisition is expected to close on or before November 30, 2021.

The Company, which recently completed a successful uplist to the OTCQB and qualified as Penny Stock Exempt, continues to build a diversified, revenue producing portfolio of high-quality assets.

Scott Cox, CEO of Verde, said, “We are excited about adding to the interests already acquired through this acquisition. We are currently very bullish on natural gas and this bolt-on acquisition adds to our existing portfolio of great assets in the Utica Shale.  We are proud to have built a Company which is creative and flexible enough to take advantage of these deals as they come to market.”

“Deals like this continue to highlight our business plan of acquiring minerals and royalties and building a diversified, revenue-producing portfolio. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we are building a dynamic Company with significant revenue and assets and look forward to continuing to build on this through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc.
Verde Bio Holdings, Inc. (OTCQB: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of high-growth mineral rights and select non-operated working interests in premier U.S. basins. Verde currently owns producing mineral, royalty and over-riding royalty interests in the Denver-Julesburg Basin of Colorado and Wyoming, the Haynesville Shale of Louisiana, the Anadarko Basin of Oklahoma, the Delaware and Permian Basin of Texas and the Marcellus and Utica shales in West Virginia and Ohio. The Company is focused on providing strong shareholder returns through asset growth generated by our acquisitions of revenue producing assets.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:
Paul Knopick E & E Communications
pknopick@eandecommunications.com
940.262.3584